UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 30, 2019 (October 24, 2019 )

KIMBALL INTERNATIONAL, INC.
________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47546-2256
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code   (812) 482-1600

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, par value $0.05 per share	KBAL	The NASDAQ Stock Market LLC
Securities registered pursuant to Section 12(g) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
Credit Agreement
Kimball International, Inc. (the “Company” and for purposes of this description, the “Borrower”) entered into an amended and restated credit agreement dated as of October 24, 2019 (the “Credit Agreement”) with JPMorgan Chase Bank, National Association, as administrative agent (for purposes of this description, the “Administrative Agent”), and other lenders and agents party hereto. The Credit Agreement has a maturity date of October 24, 2024 and allows for up to $75 million in borrowings, with an option to increase the amount available for borrowing to $150 million at the Company's request, subject to participating banks' consent. The Company believes its principal sources of liquidity from available funds on hand, cash generated from operations, and the availability of borrowing under this Credit Agreement will be sufficient for the foreseeable future. There are currently no revolving loans outstanding under the Credit Agreement.
The revolving loans under the Credit Agreement may consist of, at the Company's election, advances in U.S. dollars or advances in any other currency that is agreed to by the lenders. The proceeds of the revolving loans are to be used for general corporate purposes of the Company including acquisitions. A portion of the credit facility, not to exceed $10 million of the principal amount, will be available for the issuance of letters of credit. A commitment fee on the unused portion of principal amount of the credit facility is payable at a rate that ranges from 15.0 to 25.0 basis points per annum as determined by the Company's ratio of consolidated total indebtedness to adjusted consolidated EBITDA.
The interest rate is dependent on the type of borrowings and will be one of the following two options:

•
the adjusted London Interbank Offered Rate (“Adjusted LIBO Rate” as defined in the Credit Agreement) in effect two business days prior to the advance (adjusted upwards to reflect bank reserve costs) for such interest period, plus the Eurocurrency Loans margin which can range from 100.0 to 175.0 basis points based on the Company's ratio of consolidated total indebtedness to adjusted consolidated EBITDA; or

•	the Alternate Base Rate, which is defined as the highest of the fluctuating rate per annum equal to the higher of

a.	prime rate as last quoted by The Wall Street Journal;

b.	1% per annum above the Adjusted LIBO rate; or

c.	1/2% per annum above the Federal Reserve Bank of New York;
plus the ABR Loans spread which can range from 0.0 to 75.0 basis points based on the Company's ratio of consolidated total indebtedness to adjusted consolidated EBITDA.
The Company's financial covenants under the Credit Agreement require:

•
an adjusted leverage ratio of (a) consolidated total indebtedness minus unencumbered U.S. cash equivalents in excess of $15,000,000 provided that the maximum subtraction shall not exceed $35,000,000 to (b) adjusted consolidated EBITDA, determined as of the end of each of its fiscal quarters for the then most recently ended four fiscal quarters, to not be greater than 3.0 to 1.0, and

•
a fixed charge coverage ratio of (a) the sum of (i) consolidated EBITDA, minus (ii) 50% of depreciation expense, minus (iii) taxes paid, minus (iv) dividends and distributions paid, minus if the Adjusted Leverage Ratio is greater than 1.00 to 1.00 for the then most-recently ended four fiscal quarter period, repurchase of equity interests to (b) the sum of (i) scheduled principal payments on Indebtedness due and/or paid, plus (ii) interest expense, calculated for the Borrower and its subsidiaries on a consolidated basis in accordance with

GAAP, for the trailing four quarters then ending, to not be less than 1.10 to 1.00.
The foregoing description of the Credit Agreement is only a summary of the Credit Agreement. For the complete text of the Credit Agreement, see the agreement filed with this Current Report on Form 8-K as Exhibit 10.4, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 of this Current Report on Form 8-K related to the Credit Agreement is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibits are furnished as part of this report:

Exhibit
Number	Description
10.1	Amended and Restated Credit Agreement, dated as of October 24, 2019 among Kimball International, Inc., the Lenders party hereto, and JPMorgan Chase Bank, National Association, as administrative agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Michelle R. Schroeder
MICHELLE R. SCHROEDER Vice President, Chief Financial Officer
Date: October 30, 2019